Exhibit 99.1

Contact: Mike Dickerson	FOR IMMEDIATE RELEASE
Director, Media Relations	Moved On PR Newswire
Corporate	February 27, 2008
310.615.1647
mdickers@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

CSC TO OFFER SENIOR NOTES

EL SEGUNDO, Calif., Feb. 27 – Computer Sciences Corporation ("CSC") (NYSE: CSC) announced today that it intends to issue Senior Notes due 2013 and Senior Notes due 2018 (collectively, the "Senior Notes") in a private offering.

CSC expects to use the net proceeds of the offering of the Senior Notes to repay the commercial paper issued by CSC to finance the acquisition of Covansys Corporation and for general corporate purposes.

The Senior Notes will be offered to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in reliance on Regulation S of the Securities Act. At the time of the offering, the Senior Notes will not be registered under the Securities Act.  Therefore, the Senior Notes may not be offered or sold absent registration under the Securities Act or an exemption from the registration requirements of the Securities Act and any applicable state or jurisdictional securities laws.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the Senior Notes, nor will there be any sale of the Senior Notes in any jurisdiction in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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